SECOND AMENDMENT TO THE

AGL RESOURCES INC.

1998 COMMON STOCK EQUIVALENT PLAN FOR NON-EMPLOYEE DIRECTORS

This Second Amendment to the AGL Resources Inc. 1998 Common Stock Equivalent Plan for Non-Employee Directors (the "Plan") is made and entered by AGL Resources Inc. (the "Company") as of this 24th day of September, 2002.

W I T N E S S E T H:

WHEREAS, the Company sponsors the Plan to attract qualified directors and to provide certain benefits to the non-employee members of the Board of Directors of the Company; and

WHEREAS, the Company desires to amend the Plan to provide for a new definition of "Change in Control"; and

WHEREAS, Section 8 of the Plan provides that the Company may amend the Plan at any time;

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows:

1.

Effective as of January 1, 2002, Section 2(d) of the Plan is amended by deleting that section in its entirety and by substituting in lieu thereof the following:

"(d) "Change of Control" means that:

(i) any "person" as defined in Section 3(a)(9) of the 1934 Act, and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the 1934 Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 10% threshold to be crossed is an acquisition of securities directly from the Company); or

(ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of 50% or more of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction owns at least 80% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(iii) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change of Control or expressed an intent to cause such a Change of Control)."

2.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By: /s/ Melanie M. Platt

Melanie M. Platt

Senior Vice President of Business Support